United Realty Trust 8-K

Exhibit 99.1

Media Contact:

Christa Segalini

csegalini@beckermanpr.com

201-465-8021

FOR IMMEDIATE RELEASE

United Realty Acquires 44,000-Square-Foot Medical Office Building in Myrtle Beach, S.C.

New York, NY, May 28, 2014 – United Realty Trust Incorporated (URTI), an SEC publicly registered non-traded REIT led by Jacob Frydman, announced today that it has acquired 945 82nd Parkway in Myrtle Beach, South Carolina, a stabilized triple-net leased medical office facility. United Realty paid approximately $15.65 million for the 44,323-square-foot property in an ‘off-market’ transaction.

The two-story medical office building, built in 1999 at the intersection of US-17 and 82nd Parkway, is currently 100 percent leased to three tenants – Carolina Health Specialists, The Cardiology / Gastroenterology Associates, and Grand Strand Regional Diagnostic and Women’s Center. The building is located adjacent to the Grand Strand Regional Medical Center (GSRMC).

GSRMC is a general acute care hospital serving the residents and visitors of Horry, Georgetown and surrounding counties. With a medical staff of more than 275 physicians, the 219-bed facility employs more than 900 staff members and receives the benefit of services provided by over 200 volunteers.

“This medical office building represents an attractive acquisition in this particular market while also fitting the target investment profile for the income silo of URTI’s dual acquisitions strategy,” said Jacob Frydman, CEO and Chairman of United Realty Trust. “In addition to the upside of being located near a major regional healthcare facility, this property has good visibility, is easy to access and provides ample on-site parking, which is important for patient care.”

The property includes 224 onsite outdoor parking spaces and is situated on three acres. The building features a modern design with steel-frames and brick veneer, stone veneer and stucco exterior finishes.

About The United Realty Group of Companies

United Realty Advisors, LP, established by veteran real estate investor Jacob Frydman, is the sponsor and manager of United Realty Trust Incorporated, an SEC publicly registered non-traded $1B+ Real Estate Investment Trust (REIT) offering. United Realty Trust– the Dual Strategy REIT – executes a dual investment strategy which seeks to generate both stable cash distributions and growth through the acquisition of stabilized, cash flowing real estate as well as value added and opportunistic assets.

United Realty strives to develop innovative, best-in-class, real estate financial services products. Through its United Realty Securities affiliate, United Realty distributes its products through a national sales team dedicated to the independent broker dealer community and RIAs across the country.

Important Notice

The statements in this release include forward-looking statements regarding the intent, belief or current expectations of United Realty Trust and members of its management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as "may," "will," "seeks," "strives," "anticipates," "believes," "estimates," "expects," "plans," "intends," "should" or similar expressions. Actual results may differ materially from those contemplated by such forward-looking statements, including as a result of those factors set forth in the Risk Factors sections of the most recent annual report on Form 10-K and quarterly report on Form 10-Q.

Forward-looking statements speak only as of the date they are made, and United Realty Trust undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.

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